Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter or by-laws

Nuveen Investment Funds, Inc.
811-05309


Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR a copy of the By-Laws of the above-referenced registrant. The By-
Laws were amended on May 31, 2013, changing the name of the Nuveen Intermediate Term Bond Fund to
Nuveen Core Bond Fund.